FOR IMMEDIATE RELEASE
CAPSTONE TURBINE ANNOUNCES EQUITY OFFERING
CHATSWORTH, California, September 18, 2008 (BUSINESS WIRE) — Capstone Turbine Corporation® (NASDAQ: CPST) announced today a registered offering of 21,485,660 shares of common stock and warrants to purchase an additional 6,445,698 shares of common stock. Pursuant to the offering, the Company will issue units at $14.90 per unit consisting of ten shares of common stock and warrants to purchase three shares of common stock. Subject to adjustment based on the terms of the warrants, the warrants will be exercisable for a period of five years at an exercise price of $1.92 per share. The financing is expected to close on or about September 23, 2008, subject to the satisfaction of customary closing conditions.
The Company intends to use the net proceeds from the transaction to fund product development, corporate growth and for other general corporate purposes. The net proceeds to the Company from the offering are expected to be approximately $29.5 million.
Wachovia Capital Markets, LLC acted as placement agent for the offering and Northland Securities, Inc. acted as financial advisor.
A registration statement relating to these securities has been filed with and has been declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. The offering was made only by means of a prospectus supplement and the accompanying prospectus. Copies of the final prospectus supplement together with the accompanying prospectus can be obtained, when available, at the SEC’s website at http://www.sec.gov or from Wachovia Capital Markets, LLC, 375 Park Avenue, New York, NY 10152-4077, equity.syndicate@wachovia.com or by calling 1-(800) 326-5897.
About Capstone Turbine Corporation
Capstone Turbine Corporation (NASDAQ: CPST) is a producer of low-emission microturbine systems. Capstone Turbine is headquartered in the Los Angeles area with sales and/or service centers in New Jersey, New York, Mexico City, Milan, Nottingham, Shanghai and Tokyo.

Source:	Capstone Turbine Corporation

Contact:	Capstone Turbine Corporation Alice Barsoomian, 818-407-3628